TWIN RIVER WORLDWIDE HOLDINGS, INC. PRICES SENIOR NOTES OFFERING

LINCOLN, R.I. - May 3, 2019 - Twin River Worldwide Holdings, Inc. (NYSE: TRWH) (“Twin River”) announced today that it has priced $400 million in aggregate principal amount of 6.75% senior unsecured notes due 2027 (the “Notes”). The Notes are being offered (the “Offering”) and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non‐U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Offering is expected to close on May 10, 2019, subject to customary closing conditions and Twin River entering into a new bank credit facility, which includes a $300 million term loan due 2026 and an undrawn $250 million revolving credit facility.

Twin River intends to use the net proceeds of the Offering, together with the proceeds from the new term loan, to repay borrowings under its existing bank credit facility, which had $421.2 million outstanding as of March 31, 2019, and for general corporate purposes, which could include, in addition to funding operations, repurchases of its common stock, acquisitions and other transactions.
The issuance and sale of the Notes have not been registered under the Securities Act or any other applicable securities laws and the Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Twin River
Twin River owns and manages two casinos in Rhode Island, one in Delaware and one in Mississippi, as well as a Colorado horse race track that possesses 13 OTB licenses. Twin River’s properties include Twin River Casino Hotel (Lincoln, RI), Hard Rock Hotel & Casino (Biloxi, MS), Tiverton Casino Hotel (Tiverton, RI), Dover Downs (Dover, DE) and Arapahoe Park (Aurora, CO). Twin River’s casinos range in size from 1,000 slots and 32 table games facilities to properties with over 4,100 slots and approximately 125 table games, along with hotel and resort amenities. Twin River’s headquarters are located at 100 Twin River Road, Lincoln, RI 02865. For more information, visit www.twinriverwwholdings.com.
Forward Looking Statements
The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause the stated or expected results to be materially different from those anticipated. These risk and uncertainties include, among others, Twin River’s ability to close the Offering and the concurrent entry into the new term loan and revolving credit facility. For further discussion of factors that could materially affect the outcome of forward-looking statements and other risks and uncertainties, see “Risk Factors” in Twin River’s Annual Report on Form 10‐K for the fiscal year ended December 31, 2018. Unless required by law, Twin River expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, to conform them to actual results or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.
Media Contacts
Patti Doyle (Corporate Inquiries)
(401) 374-2553
Patti.doyle@gmail.com

Megan McGuinness (Gaming and Property-Specific Inquiries)
(401) 773-7711
megan@mcguinnessmedia.com